PROSPECTUS/PROSPECTUS SUPPLEMENT

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 4, 1996)

                                 $300,000,000

                               LOEWS CORPORATION
                         6 3/4% SENIOR NOTES DUE 2006

                               ----------------

  Interest on the 6 3/4% Senior Notes due 2006 (the "Notes") of Loews Corporation (the "Company") is payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1997. The Notes are not redeemable prior to maturity. See "Description of the Notes."

  The Notes will be represented by Global Securities registered in the name of the nominee of The Depository Trust Company, which will act as the Depositary (the "Depositary"). Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of the Notes--Same-Day Settlement and Payment."

  SEE "RISK FACTORS" BEGINNING ON PAGE S-2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT  OR
     THE PROSPECTUS  TO  WHICH  IT  RELATES.  ANY  REPRESENTATION  TO  THE
      CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        PRICE TO          UNDERWRITING         PROCEEDS TO
                                        PUBLIC(1)          DISCOUNT(2)        COMPANY(1)(3)
-------------------------------------------------------------------------------------------------
Per Note.........................         100%                .611%              99.389%
-------------------------------------------------------------------------------------------------
Total............................     $300,000,000         $1,833,000         $298,167,000
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1)Plus accrued interest, if any, from December 9, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated to be $300,000.

                               ----------------

  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities at the Depositary on or about December 9, 1996.

                               ----------------

MERRILL LYNCH & CO.                                DONALDSON, LUFKIN & JENRETTE
                                               SECURITIES CORPORATION

                               ----------------

          The date of this Prospectus Supplement is December 4, 1996.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA (THE "NORTH CAROLINA INSURANCE COMMISSIONER") NOR HAS THE NORTH CAROLINA INSURANCE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT.

                                  THE COMPANY

  Loews Corporation is a holding company. Its subsidiaries are engaged in the following lines of business: property, casualty and life insurance (CNA Financial Corporation, an 84% owned subsidiary, "CNA"); the production and sale of cigarettes (Lorillard, Inc., a wholly owned subsidiary, "Lorillard"); the operation of hotels (Loews Hotels Holding Corporation, a wholly owned subsidiary); the operation of oil and gas drilling rigs (Diamond Offshore Drilling, Inc., a 51% owned subsidiary); and the distribution and sale of watches and clocks (Bulova Corporation, a 97% owned subsidiary).

                              RECENT DEVELOPMENTS

  On December 4, 1996, the Company announced its intention to call for redemption, on or about January 15, 1997, the entire principal amount of its currently outstanding 8 1/4% Debentures due 2007 (the "Debentures") at the redemption price of 103.60% of the principal amount thereof. In January 1987, the Company issued $200.0 million of the Debentures, all of which are presently outstanding.

                                 RISK FACTORS

ENVIRONMENTAL AND ASBESTOS

  The CNA property/casualty insurance companies have potential exposures related to environmental and asbestos-related claims. Reference is made to, and the following is qualified in its entirety by reference to, Note 7 to the financial statements incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, where a more extensive discussion of these matters may be found. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

  Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean-up. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies.

  The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration of abandoned toxic waste sites and formalize the concept of legal liability for clean-up and restoration by "Potentially Responsible Parties" ("PRP's"). Superfund and the mini-Superfunds ("Environmental Clean-up Laws" or "ECLs") establish a mechanism to pay for clean-up of waste sites if PRP's fail to do so, and to assign liability to PRP's. The extent of liability to be allocated to a PRP is dependent on a variety of factors. Further, the number of waste sites subject to clean-up is unknown. To date, approximately 1,300 clean-up sites have been identified by the Environmental Protection Agency on its National Priorities List. On the other hand, the Congressional Budget Office is estimating that there will be 4,500 National Priority List sites, and other estimates project as many as 30,000 sites that will require clean-up under ECLs. Very few sites have been subject to clean-up to date. The extent of clean-up necessary and the assignment of liability has not been established.

  CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, trigger of coverage, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean-up of waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues.

  A number of proposals to reform Superfund have been made by various parties. Despite Superfund taxing authority expiring at the end of 1995, no reforms have been enacted by Congress. While the next Congress may address this issue, no predictions can be made as to what positions the Congress or the Administration will take and what legislation, if any, will result. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental clean-up may be materially reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental clean-up statutes and regulations. There can be no meaningful prediction of the pattern of regulation that would result.

  Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the ultimate exposure to CNA for environmental pollution claims cannot be meaningfully quantified. Claim and claim expense reserves represent management's estimates of ultimate liabilities based on currently available facts and case law. However, in addition to the uncertainties previously discussed, additional issues related to, among other things, specific policy provisions, multiple insurers and allocation of liability among insurers, consequences of conduct by the insured, missing policies and proof of coverage make quantification of liabilities exceptionally difficult and subject to adjustment based on new data. As of September 30, 1996 and December 31, 1995, CNA carried approximately $802 million and $1,030 million, respectively, of claim and claim expense reserves, net of reinsurance recoverable, for reported and unreported environmental pollution claims. There was no environmental reserve development for the nine months and quarter ended September 30, 1996. Adverse environmental reserve development of $241 million for the year ended December 31, 1995 includes $60 million related to The Continental Corporation (which CNA acquired in 1995) and results from CNA's on-going monitoring of settlement patterns, current pending cases and potential future claims. The foregoing reserve information relates to claims for accident years 1988 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage form which included an absolute pollution exclusion.

  CNA has exposure to asbestos-related claims, including those attributable to CNA's on-going litigation with Fibreboard Corporation ("Fibreboard"). CNA's litigation with Fibreboard regarding asbestos-related bodily injury claims is discussed below. Estimation of asbestos-related claim reserves encounter many of the same limitations discussed above for environmental pollution claims such as inconsistency of court decisions, specific policy provisions, multiple insurers and allocation of liability among insurers, missing policies and proof of coverage. As of September 30, 1996 and December 31, 1995, CNA carried approximately $2,051 million and $2,224 million, respectively, of claim and claim expense reserves, net of reinsurance recoverable, for reported and unreported asbestos-related claims. Unfavorable reserve development for the nine months ended September 30, 1996 and the year ended December 31, 1995, totaled $38 million and $258 million, respectively.

  CNA, consistent with sound reserving practices, regularly adjusts its reserve estimates in subsequent reporting periods as new facts and circumstances emerge that indicate the previous estimates need to be modified. Beginning the latter part of 1995 and through 1996 to date, CNA has been actively settling many of its larger environmental pollution and asbestos-related claim exposures. This strategy has resulted in a large volume of claim payments during 1996, and corresponding reductions in reserves. In addition, Fibreboard claim payments escalated in 1996 as some scheduled payments came due. Management does not believe that these recent activities have changed facts or circumstances evident at December 31, 1995, therefore, no material modifications to previous reserve estimates have been made in 1996.

  The results of operations in future years may continue to be adversely affected by environmental pollution and asbestos claims and claim expenses. Management will continue to monitor potential liabilities and make further adjustments as warranted.

 Fibreboard Litigation

  CNA's primary property/casualty subsidiary, Continental Casualty Company ("Casualty"), is party to litigation with Fibreboard involving coverage for certain asbestos-related claims and defense costs (San Francisco Superior Court, Judicial Council Coordination Proceeding 1072). As described below, Casualty, Fibreboard, another insurer (Pacific Indemnity, a subsidiary of the Chubb Corporation), and a negotiating committee of asbestos claimant attorneys (collectively referred to as "Settling Parties") have reached a Global Settlement (the "Global Settlement") to resolve all future asbestos-related bodily injury claims involving Fibreboard, which is subject to court approval. Casualty, Fibreboard and Pacific Indemnity have also reached an agreement (the "Trilateral Agreement") on a settlement to resolve the coverage litigation in the event the Global Settlement does not obtain final court approval or is subsequently successfully attacked. The implementation of the Global Settlement or the Trilateral Agreement would have the effect of settling Casualty's litigation with Fibreboard.

  On July 27, 1995, the United States District Court for the Eastern District of Texas entered judgment approving the Global Settlement Agreement and the Trilateral Agreement. As expected, appeals were filed as respects both of these decisions. On July 25, 1996, a panel of the United States Fifth Circuit Court of Appeals in New Orleans affirmed the judgment approving the Global Settlement Agreement by a 2 to 1 vote and affirmed the judgment approving the Trilateral Agreement by a 3 to 0 vote. A petition was filed for re-hearing by the entire Fifth Circuit Court of Appeals as respects the decision on the Global Settlement Agreement. This petition was denied and a petition for review by the United States Supreme Court is expected to be filed.

  No further appeal has been filed with respect to the Trilateral Agreement and CNA believes that the time to file any such further appeal has expired, and accordingly, CNA believes that court approval of the Trilateral Agreement has become final. CNA currently expects that Casualty's litigation with Fibreboard will be dismissed during the first quarter of 1997.

  Global Settlement. On April 9, 1993, Casualty and Fibreboard entered into an agreement pursuant to which, among other things, the parties agreed to use their best efforts to negotiate and finalize a global class action settlement with asbestos-related bodily injury and death claimants.

  On August 27, 1993, the Settling Parties reached an agreement in principle for an omnibus settlement to resolve all future asbestos-related bodily injury claims involving Fibreboard. The Global Settlement Agreement was executed on December 23, 1993. The agreement calls for contribution by Casualty and Pacific Indemnity of an aggregate of $1.525 billion to a trust fund for a class of all future asbestos claimants, defined generally as those persons whose claims against Fibreboard were neither filed nor settled before August 27, 1993. An additional $10 million is to be contributed to the fund by Fibreboard. As indicated hereinabove, the Global Settlement approval has been affirmed on appeal, however, further review is being sought and there is limited precedent with settlements which determine the rights of future claimants to seek relief.

  Subsequent to the announcement of the agreement in principle, Casualty, Fibreboard and Pacific Indemnity entered into the Trilateral Agreement which among other things, settles the coverage case in the event the Global Settlement approval is not ultimately upheld. In such case, Casualty and Pacific Indemnity will contribute to a settlement fund an aggregate of $2 billion, less certain adjustments. Such fund would be devoted to the payment of Fibreboard's asbestos liabilities other than liabilities for claims settled before August 23, 1993. Casualty's share of such fund would be $1.44 billion reduced by a portion of an additional payment of $635 million which Pacific Indemnity has agreed to pay for claims either filed or settled before August 27, 1993. Based upon receipt of the final approval of the Trilateral Agreement, Casualty will assume responsibility for the claims that were settled before August 27, 1993. A portion of the additional $635 million to be contributed by Pacific Indemnity will be applied to the payment of such claims as well. As a part of the Global Settlement and the Trilateral

Agreement, Casualty is to be released by Fibreboard from any further liability under the comprehensive general liability policy written for Fibreboard by Casualty, including but not limited to liability for asbestos-related claims against Fibreboard. As indicated above, CNA believes that court approval of the Trilateral Agreement has become final and non-appealable.

  Casualty and Fibreboard have entered into a supplemental agreement (the "Supplemental Agreement") which governs the interim arrangements and obligations between the parties until such time as the coverage case is finally resolved, either through final court approval of the Global Settlement Agreement, or final court disapproval of the Global Settlement Agreement and final court approval of the Trilateral Agreement, or through a final decision in the California courts. It also governs certain obligations between the parties upon the Global Settlement being upheld on appeal including the payment of claims which are not included in the Global Settlement.

  In addition, Casualty and Pacific Indemnity have entered into an agreement (the "Casualty-Pacific Agreement") which sets forth the parties' agreement with respect to the means for allocating among themselves responsibility for payments arising out of the Fibreboard insurance policies. Under the Casualty-Pacific Agreement, Casualty and Pacific Indemnity have agreed to pay 64.71% and 35.29%, respectively, of the $1.525 billion to be used to satisfy the claims of future claimants, plus certain expenses. The $1.525 billion has already been deposited into an escrow for such purpose. Based upon the final approval of the Trilateral Agreement, Pacific Indemnity's share for unsettled present claims and presently settled claims will be $635 million.

  Through September 30, 1996, Casualty, Fibreboard and plaintiff attorneys had reached settlements with respect to approximately 133,700 claims, subject to resolution of the coverage issues, for an estimated settlement amount of approximately $1.62 billion plus any applicable interest. Final court approval of the Trilateral Agreement obligates Casualty to pay under these settlements. Approximately $705 million was paid through September 30, 1996. As described above, such payments are partially recoverable from Pacific Indemnity. Casualty may negotiate other agreements with various classes of claimants including groups who may have previously reached agreement with Fibreboard.

  Reserves. In the fourth quarter of 1992, Casualty increased its reserve with respect to potential exposure to asbestos-related bodily injury cases by $1.5 billion. In connection with the agreement in principle announced on August 27, 1993, Casualty added $500 million to such claim reserve in the third quarter of 1993. The Fibreboard litigation represents the major portion of Casualty's asbestos-related claim exposure.

  Casualty believes that final court approval of the Trilateral Agreement and its implementation will eliminate any further material exposure with respect to the Fibreboard matter.

  Under various reinsurance agreements, Casualty has asserted a right to reimbursement for a portion of its potential exposure to Fibreboard. Casualty's principal reinsurers have disputed Casualty's right to reimbursement and have taken the position that any claim by Casualty is subject to arbitration under provisions in the reinsurance agreement. A federal court has ruled that the dispute must be resolved by arbitration. There can be no assurance that Casualty will be successful in obtaining a significant recovery under its reinsurance agreements.

TOBACCO-RELATED MATTERS

  Lawsuits are being filed with increasing frequency against Lorillard (and in some cases against the Company) and other manufacturers of tobacco products seeking damages for tobacco operations including, without limitation, relating to cancer and other health effects claimed to have resulted from an individual's use of cigarettes or exposure to tobacco smoke. Plaintiffs have asserted claims based on, among other things, theories of negligence, fraud, misrepresentation, strict liability, breach of warranty, enterprise liability, civil conspiracy, intentional infliction of harm and failure to warn of the allegedly harmful and/or addictive nature of tobacco products. Plaintiffs seek unspecified amounts in compensatory and punitive damages in many cases, and in other cases damages are stated to amount to as much as $100 million in compensatory damages and $600 million in punitive damages. In this regard, reference is made to, and the following is qualified in its entirety by reference to, Part II, Item 1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, where a more extensive discussion of these matters may be found. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

 Conventional Smoking and Health Cases

  There are 303 cases filed by individual plaintiffs against manufacturers of tobacco products pending in the United States federal and state courts. Lorillard is a named defendant in 79 of these cases. The Company is a defendant in four of these cases.

  Class Actions. In addition to the foregoing cases, there are 21 purported class actions pending against cigarette manufacturers. Lorillard is a defendant in 19 of these cases and the Company is a defendant in 12 of these cases. Fourteen of the purported class actions against Lorillard seek damages for alleged nicotine addiction and health effects claimed to have resulted from the use of cigarettes; two allege health effects from exposure to tobacco smoke; and one seeks disclosure of additives used in cigarettes. Theories of liability include a broad range of product liability theories, theories based upon consumer protection statutes and fraud and misrepresentation.

  Reimbursement Cases. In addition to the foregoing cases, there are 24 actions initiated in which governmental entities seek recovery of funds expended by them, and in one case health insurers, to provide health care to individuals with injuries or other health effects allegedly caused by use of tobacco products or exposure to cigarette smoke. These cases are based on, among other things, equitable claims including indemnity, restitution, unjust enrichment and public nuisance, and claims based on antitrust laws and state consumer protection acts. Lorillard is named as a defendant in all 24 such actions. The Company is named as defendant in eight of these cases.

  Filter Cases. In addition to the foregoing cases, several cases have been filed against Lorillard seeking damages for cancer and other health effects claimed to have resulted from exposure to asbestos fibers which were incorporated, for a limited period of time, ending forty years ago, into the filter material used in one of the brands of cigarettes manufactured by Lorillard. Twelve such cases are pending in federal and state courts against Lorillard. Allegations of liability against Lorillard include negligence, strict liability, fraud, misrepresentation and breach of warranty. Plaintiffs seek unspecified amounts in compensatory and punitive damages in many cases, and in other cases damages are stated to amount to as much as $10 million in compensatory damages and $100 million in punitive damages.

  Smoking and health related litigation has been brought by plaintiffs against Lorillard and other manufacturers of tobacco products for many years. While Lorillard intends to defend vigorously all such actions which may be brought against it, it is not possible to predict the outcome of any of this litigation. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation.

  Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of certain pending litigation. Management believes, however, that the ultimate outcome of pending litigation should not have a material adverse effect on the Company's financial position.

  In addition to the litigation referred to above, Lorillard has been notified of several governmental investigations pending against Lorillard and other tobacco manufacturers, which are described in greater detail under "Business-- Lorillard, Inc." contained in Part I of the Company's Annual Report on Form 10-K for the year ended December 31, 1995. See "Incorporation of Certain Documents by Reference" in the accompanying

Prospectus. As a general matter, it is impossible at this time to predict the ultimate outcome of these investigations. An adverse outcome of any of these investigations could result in criminal, administrative or other proceedings against Lorillard.

 Legislation and Regulation

  In recent years, many federal, state, local and municipal governments and agencies, as well as private businesses, have adopted legislation, regulations and policies relating to the production, marketing and use of tobacco products which may have the effect of restricting such activities. This trend has increased in recent years. Additional laws, regulations and policies intended to prohibit, restrict or discourage smoking are being proposed or considered by various federal, state and local governments, agencies and private businesses with increasing frequency. Among other things, the FDA's proposed rules would severally restrict cigarette advertising and promotion, limit the manner in which tobacco products can be sold and require cigarette manufacturers to finance anti-smoking education programs. It is impossible at this time to predict whether or in what form any such measures would be adopted or what impact, if any, such measures would have on the Company or Lorillard. However, such measures could have a material adverse effect on the financial condition and results of operations of the Company. Reference is made to, and this paragraph is qualified in its entirety by reference to, the discussion of these matters under "Business--Lorillard, Inc." contained in
Part I of the Company's Annual Report on Form 10-K for the year ended December 31, 1995. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

HOLDING COMPANY STRUCTURE

  The Company is a holding company and derives all of its operating income and cash flow from its subsidiaries. The Company must rely entirely upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws and any restrictions that may be contained in credit agreements or other financing arrangements entered into by such subsidiaries. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness and capital stock. No assurance can be given that there will not be further regulatory actions restricting the ability of the Company's subsidiaries to pay dividends and, accordingly, that funds held by the Company's subsidiaries will be available to the Company for payment of principal or interest on the Notes. Reference is made to, and this paragraph is qualified in its entirety by reference to, Note 13 of Notes to Consolidated Financial Statements in the Company's 1995 Annual Report to Shareholders for a discussion of limitations on the ability of certain of the insurance subsidiaries to pay dividends.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Notes offered hereby will be used for general corporate purposes.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

  The table below sets forth the Company's ratio of income before cumulative effect of changes in accounting principles to fixed charges which was computed by dividing income before cumulative effect of changes in accounting principles available for fixed charges (income before cumulative effect of changes in accounting principles, undistributed income of associated companies, income taxes and minority interest, adjusted for interest expense, amortization of debt issuance costs and one-third of rent expense) by fixed charges. Fixed charges include (a) interests costs, (b) amortization of debt issuance costs, and (c) one-third of rent expense, which the Company believes represents the interest factor attributable to rent. Since no preferred stock was outstanding during the periods presented, the ratio of income before cumulative effect of changes in accounting principles to fixed charges and preferred stock dividends would be the same as the ratios presented here.

                                    NINE
                                   MONTHS
                                    ENDED
                                  SEPTEMBER
                                     30,            YEARS ENDED DECEMBER 31,
                                  ----------  -------------------------------------
                                  1996  1995  1995  1994     1993     1992     1991
                                  ----  ----  ----  ----     ----     ----     ----
Ratio of income before
 cumulative effect of accounting
 changes
 to fixed charges...............  8.1x  8.0x  9.4x  2.6x(a)  4.4x(b)   -- (b)  9.8x(a)

--------
(a) Income available for fixed charges for the fiscal years ended December 31, 1994 and 1991 included $91.6 million and $417.6 million, respectively, of distribution of CBS equity earnings.

(b) Income before cumulative effect of changes in accounting principles was insufficient to cover fixed charges by $541.6 million for the year ended December 31, 1992. This deficit reflected a $1,500.0 million increase in claim reserves by Casualty, with respect to its potential exposure to asbestos-related bodily injury cases, resulting in an after-tax charge of $822.7 million against the Company's net income for the year ended December 31, 1992. In 1993, the Company added $500.0 million to such claim reserve, resulting in an after-tax charge of $270.1 million against the Company's net income for the year ended December 31, 1993.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of September 30, 1996, and as adjusted to reflect the sale of the Notes and the application of the net proceeds therefrom. The following information should be read in conjunction with the consolidated financial statements and related notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                        SEPTEMBER 30, 1996
                                                 -------------------------------
                                                   (DOLLAR AMOUNTS IN MILLIONS)
                                                    ACTUAL        AS ADJUSTED
                                                 -------------- ----------------
COMPANY AND SUBSIDIARIES--DEBT
 Company
  Senior debt
   8.5% notes due 1998.......................... $        117.8  $        117.8
   8.3% debentures due 2007(1)..................          200.0           200.0
   8.9% debentures due 2011.....................          175.0           175.0
   7.6% notes due 2023..........................          300.0           300.0
   7.0% notes due 2023..........................          400.0           400.0
   The Notes....................................            --            300.0
                                                 --------------  --------------
    Subtotal....................................        1,192.8         1,492.8
   Less unamortized discount....................           22.2            24.0
                                                 --------------  --------------
   Company Senior debt-net......................        1,170.6         1,468.8
                                                 --------------  --------------
 Subsidiaries
  Senior debt(2)
   8.9% notes due 1998..........................          150.0           150.0
   8.3% notes due 1999..........................          102.8           102.8
   6.3% notes due 2003..........................          250.0           250.0
   7.3% notes due 2003..........................          145.4           145.4
   8.4% notes due 2012..........................           97.9            97.9
   7.3% debentures due 2023.....................          250.0           250.0
   Commercial Paper.............................          675.0           675.0
   Bank revolving credit due 2001...............          705.0           705.0
   Other senior debt, principally mortgages.....          516.2           516.2
                                                 --------------  --------------
    Subtotal....................................        2,892.3         2,892.3
   Less unamortized discount....................            5.4             5.4
                                                 --------------  --------------
   Subsidiaries senior debt-net.................        2,886.9         2,886.9
                                                 --------------  --------------
     Company and Subsidiaries total senior debt-
      net.......................................       $4,057.5        $4,355.7
                                                 --------------  --------------
COMPANY--SHAREHOLDERS' EQUITY
 Preferred Stock, authorized 100,000,000 shares
  at $.10 par value; none issued and
  outstanding...................................            --              --
 Common Stock, authorized 400,000,000 shares at
  $1 par value; 117,832,800 shares issued.......          117.8           117.8
 Additional paid-in capital.....................          170.0           170.0
 Earnings retained in the business..............        8,206.5         8,206.5
 Unrealized appreciation........................           98.3            98.3
                                                 --------------  --------------
     Total......................................        8,592.6         8,592.6
 Less common stock (2,832,800 shares) held in
  treasury, at cost.............................          215.7           215.7
                                                 --------------  --------------
    Total Shareholders' Equity..................        8,376.9         8,376.9
                                                 --------------  --------------
    Total Capitalization........................ $     12,434.4  $     12,732.6
                                                 ==============  ==============

--------
(1) On December 4, 1996, the Company announced its intention to call for redemption, on or about January 15, 1997, the $200 million aggregate principal amount of these debentures currently outstanding at a redemption price of 103.60% of the principal amount thereof.
(2) On November 15, 1996, CNA Financial Corporation issued $250 million of 6.8% notes due 2006.

                           DESCRIPTION OF THE NOTES

GENERAL

  The following description of the particular terms of the 6 3/4% Senior Notes due 2006, offered hereby (referred to in the Prospectus as the "Senior Debt Securities" and the "Offered Securities") supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities set forth in the prospectus, dated December 4, 1996 (the "Prospectus"), to which reference is hereby made.

  The Notes are to be issued under an Indenture, dated as of March 1, 1986, as supplemented by a Supplemental Indenture No. 1 thereto, dated as of March 30, 1993 (the "Indenture"), between the Company and The Chase Manhattan Bank (National Association), as trustee (the "Trustee"). The Company believes that the following summary of certain provisions of the Indenture, together with the "Description of Senior Debt Securities" contained in the Prospectus, is a complete discussion of all material terms necessary to understand the Indenture. Capitalized terms not otherwise defined under the heading "Description of the Notes" have the meanings given to them in the Indenture.

  The Notes will be unsecured and will rank pari passu with all other unsecured senior indebtedness of the Company from time to time outstanding. The Notes will be limited to $300,000,000 aggregate principal amount, will mature on December 15, 2006, and will not be subject to redemption by the Company. The Notes will not be entitled to the benefit of any mandatory redemption or sinking fund. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued and provides that Debt Securities may be issued from time to time in one or more series.

  The Notes will bear interest from December 9, 1996, payable semiannually on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing June 15, 1997, to the persons in whose names the Notes are registered in the security register on the preceding June 1 or December 1, as the case may be (each, a "Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Interest payable on any Interest Payment Date or at redemption or maturity shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including December 9, 1996, if no interest has been paid with respect to such
Note) to but excluding the Interest Payment Date or the date of redemption or maturity, as the case may be. If any Interest Payment Date, redemption date or the maturity date of a Note falls on a day that is not a Business Day, the payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, redemption date or the maturity date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law to close.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

BOOK-ENTRY, DELIVERY AND FORM

  Each of the Notes will be represented by Global Securities registered in the name of the nominee of the Depositary. Beneficial interests in each Global Security will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Securities will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under limited circumstances as specified in the Prospectus.

  The following is based on information furnished by the Depositary: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

  The provisions of Article Fourteen of the Indenture relating to defeasance, described in the Prospectus under "Description of Securities--Defeasance," are applicable to the Debentures.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of the Notes set forth after their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                     PRINCIPAL
                                                                     AMOUNT OF
UNDERWRITER                                                            NOTES
-----------                                                         ------------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.............................................  $150,000,000
Donaldson, Lufkin & Jenrette Securities Corporation...............   150,000,000
                                                                    ------------
     Total........................................................  $300,000,000
                                                                    ============

  The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  All secondary trading in the Notes will settle in immediately available funds. See "Description of the Notes--Same-Day Settlement and Payment."

  The Company has been advised by the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  From time to time the Underwriters or affiliates thereof have engaged and may in the future engage in investment banking or commercial banking transactions with the Company or its affiliates in the ordinary course of business.

                                LEGAL OPINIONS

  The legality of the Securities will be passed upon for the Company by Barry Hirsch, Esq., Senior Vice President, Corporate Secretary and General Counsel of the Company, and for the Underwriters by Mayer, Brown & Platt, New York, New York. Mayer, Brown & Platt also represents, from time to time, CNA.

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                               LOEWS CORPORATION

                                 $700,000,000

                                DEBT SECURITIES

                                PREFERRED STOCK

  Loews Corporation (the "Company") may offer from time to time its securities consisting of debentures, notes and/or other evidences of senior unsecured debt securities ("Senior Debt Securities"), subordinated unsecured debt securities ("Subordinated Debt Securities", and together with the Senior Debt Securities, the "Debt Securities"), or shares of preferred stock ("Preferred Stock"). The Debt Securities and shares of Preferred Stock (collectively, the "Securities") offered hereby may be offered, separately or together, in series and in amounts and on terms determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). The Debt Securities may be offered in one or more series with the same or various maturities, at par or with an original issue discount and may be denominated either in U.S. dollars or foreign currencies, including the European Currency Unit ("ECU"). The Securities will be sold directly, through agents designated from time to time or through one or more underwriters or dealers, or a group of underwriters. See "Plan of Distribution."

  The terms of the Securities, such as (i) in the case of the Debt Securities, the specific designation, currency in which the Debt Securities are denominated, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, and terms for sinking or purchase fund payments, (ii) in the case of the Preferred Stock, the specific title, number of shares or fractional interests therein, any dividend, liquidation, redemption, exchange, voting and other rights, preferences and privileges, and (iii) in the case of any Security, the public offering price, the names of any underwriters or agents, the amounts to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, will be, in each case, as set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement. All or a portion of the Securities may be issued in permanent or temporary global form.

  The Debt Securities will be effectively subordinated to all existing and future obligations of the Company's subsidiaries. The Company's subsidiaries had approximately $2,887 million aggregate principal amount of total indebtedness outstanding as of September 30, 1996. In addition, as of September 30, 1996, approximately $1,171 million aggregate principal amount of existing indebtedness of the Company would rank pari passu with the Senior Debt Securities.

  If the Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform the Company that it intended to make a market in the Securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the Securities. The Company does not intend to apply for listing of the Securities on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                The date of this Prospectus is December 4, 1996

                             AVAILABLE INFORMATION

  Loews Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, John C. Kluczynski Federal Building, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's worldwide web site at http://www.sec.gov. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, on which one or more of the Company's securities are listed. This Prospectus does not contain all information set forth in the Registration Statement covering the Securities and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended ("Securities Act") and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 1-6541) are incorporated in this Prospectus by reference and made a part hereof:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 28, 1996;

  (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 14, 1996;

  (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission on August 14, 1996; and

  (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the Commission on November 14, 1996.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO LOEWS CORPORATION, 667 MADISON AVENUE, NEW YORK, N.Y. 10021-8087, ATTENTION:
CORPORATE SECRETARY (TELEPHONE: (212) 545-2000).

                               ---------------

  No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus or in the Prospectus Supplement in connection with the offer contained in this Prospectus or in the Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus and the Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus and the Prospectus Supplement at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                               LOEWS CORPORATION

  Loews Corporation is a holding company. Its subsidiaries are engaged in the following lines of business: property, casualty and life insurance (CNA Financial Corporation, an 84% owned subsidiary, "CNA"); the production and sale of cigarettes (Lorillard, Inc., a wholly owned subsidiary, "Lorillard"); the operation of hotels (Loews Hotels Holding Corporation, a wholly owned subsidiary, "Loews Hotels"); the operation of oil and gas drilling rigs (Diamond Offshore Drilling, Inc., a 51% owned subsidiary, "Diamond Offshore"); and the distribution and sale of watches and clocks (Bulova Corporation, a 97% owned subsidiary, "Bulova").

  CNA's principal business is insurance. As multiple-line insurers, CNA's insurance operations underwrite property, casualty, life, and accident and health coverages. Their principal market for insurance is the United States. Foreign operations are not significant. CNA's property and casualty insurance operations are conducted by Continental Casualty Company and The Continental Corporation and their property and casualty insurance affiliates, and its life insurance operations are conducted by Continental Assurance Company and its life insurance affiliates. Insurance products are marketed by CNA through independent agents and brokers. CNA accounted for 78.75%, 81.27% and 80.32% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  Lorillard's principal products are marketed under the brand names of Newport, Kent and True with substantially all of its sales in the United States. Lorillard's major trademarks outside of the United States were sold in 1977. Lorillard's largest selling brands are the Newport and Kent brands, which accounted for approximately 70% and 11%, respectively, of Lorillard's sales in 1995. Lorillard accounted for 11.00%, 14.29% and 13.95% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  Loews Hotels properties consist of 14 hotels, 11 of which are in the United States, two are in Canada and one is located in Monte Carlo. In addition to these properties, Loews Hotels has entered into an agreement to develop a new 800 room property in Miami Beach and has formed a joint venture with Universal Rank Hotel Partners which will develop and own two new hotels at Universal City, Florida. Loews Hotels accounted for 1.17%, 1.61% and 1.35% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  Diamond Offshore's business primarily consists of owning and operating offshore drilling rigs that are used on a contract basis by companies engaged in exploration and production of hydrocarbons. The Company entered the drilling business in 1989 and, through a series of acquisitions, operates 47 offshore rigs. Offshore rigs are mobile units that can be relocated based on market demand. Currently 62% of these rigs operate in the Gulf of Mexico, 9% operate in the North Sea and the remaining 29% are located in various foreign markets. Diamond Offshore accounted for 1.82%, 2.25% and 2.11% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  Bulova distributes and sells watches and clocks under the brand names of Bulova, Caravelle and Accutron with substantially all of its sales in the United States and Canada. All watches and clocks are purchased from foreign suppliers. Bulova accounted for .59%, 1.12% and 1.12% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  The Company also owns a 49% common stock interest in a joint venture which is engaged in the business of owning and operating six large crude oil tankers that are used primarily to transport crude oil from the Persian Gulf to a limited number of ports in the Far East, Northern Europe and the United States.

  The Company is a holding company and derives all of its operating income and cash flow from its subsidiaries. The Company must rely entirely upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Securities. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws and any restrictions that may be contained in credit agreements or other financing arrangements entered into by such subsidiaries. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Securities. See Note 13 of Notes to Consolidated Financial Statements in the Company's 1995 Annual Report to Shareholders for a discussion of limitations on the ability of certain of the insurance subsidiaries to pay dividends.

                                USE OF PROCEEDS

  Unless otherwise indicated in the Prospectus Supplement, the net proceeds to be received from the sale of the Securities will be available for general corporate purposes.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

  The Senior Debt Securities are to be issued under an Indenture dated as of March 1, 1986, between the Company and The Chase Manhattan Bank (National Association), as trustee (the "Trustee"), as supplemented by a supplemental indenture, dated as of March 30, 1993 (as supplemented, the "Senior Indenture"), a copy of the form of which has been filed as an exhibit to the Registration Statement. The Company believes that the following summary of certain provisions of the Senior Indenture is a complete discussion of all material terms necessary to understand the Senior Indenture. Capitalized terms not otherwise defined under the heading "Description of Senior Debt Securities" have the meanings given to them in the Senior Indenture.

GENERAL

  The Senior Debt Securities will rank equally with all other unsecured and unsubordinated debt of the Company. As of September 30, 1996, approximately $1,171 million aggregate principal amount of existing debt of the Company would rank pari passu with the Senior Debt Securities. The Senior Indenture does not limit the amount of debt, either secured or unsecured, which may be issued by the Company under the Senior Indenture or otherwise. The Senior Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Senior Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

  Since the Company is a holding company, the right of the Company, and hence the rights of creditors and shareholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

  Reference is made to the Prospectus Supplement for the following terms of the offered Senior Debt Securities (to the extent such terms are applicable to such Senior Debt Securities): (i) designation, aggregate principal amount, denomination and currency or currency unit; (ii) date of maturity; (iii) currency, currencies or ECU's for which such Senior Debt Securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable; (iv) interest rate or rates (or the manner of calculation thereof), if any; (v) the times at which any such interest will be payable;
(vi) the place or places where the principal of and interest, if any, will be payable; (vii) any redemption or sinking fund provisions; (viii) whether such Senior Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of certificates in bearer form; (ix) whether and under what circumstances the Company will pay additional amounts on such Senior Debt Securities held by a person who is not a U.S. person (as defined below) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Senior Debt Securities rather than pay such additional amounts; (x) federal income tax consequences; (xi) whether and under what circumstances the Company will issue the Senior Debt Securities in whole or in part as

Global Securities; and (xii) any other specific terms of the offered Senior Debt Securities, including any terms which may be required by or advisable under United States laws or regulations. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States of America, its territories, possessions and all areas subject to its jurisdiction (the "United States"), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income tax regardless of its source.

  Senior Debt Securities may be presented for exchange, and registered Senior Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the Senior Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. Senior Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

GLOBAL SECURITIES

  The Senior Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Senior Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Senior Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Senior Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Senior Debt Securities or by the Company if such Senior Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of person who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Debt Securities represented by such Global Security for all purposes under the Senior Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Senior Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Senior Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Senior Indenture.

  Payments of principal of and any premium and any interest on individual Senior Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Senior Debt

Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Senior Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Senior Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depository for a series of Senior Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Senior Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Senior Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

  If a Depository for a series of Senior Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Senior Debt Securities of such series in exchange for the Global Security representing such series of Senior Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Senior Debt Securities, determine not to have any Senior Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Senior Debt Securities of such series in exchange for the Global Security or Securities representing such series of Senior Debt Securities. Individual Senior Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

DEFEASANCE

  At the Company's option, either (a) the Company will be Discharged (as hereinafter defined) from any and all obligations in respect of any series of Senior Debt Securities or (b) the Company shall cease to be under any obligation to comply with the restriction on its ability to merge, consolidate or sell assets set forth in the Senior Indenture, in either case if it deposits irrevocably with the Trustee, in trust, specifically for the benefit of the Holders of such series, money or U.S. Government Obligations (as hereinafter defined) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of, and interest on, the Senior Debt Securities of such series on the dates such payments are due in accordance with the terms of such Senior Debt Securities. To exercise such option, the Company is required to deliver to the Trustee an opinion of nationally recognized tax counsel to the effect that Holders of the Senior Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

  The term "Discharged" is defined to mean that the Company is deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Senior Debt Securities of such series and to have satisfied all the obligations under the Senior Indenture relating to the Senior Debt Securities of such series, except for (A) the rights of Holders of the Senior Debt Securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the Senior Debt Securities of such series when such payments are due, (B) the Company's obligations with respect to the Senior Debt Securities of such series with respect to registration, transfer, exchange, maintenance of a paying office and holding money in trust, and (C) the rights, powers, trusts, duties and immunities of the Trustee under the Senior Indenture.

  The term "U.S. Government Obligations" is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a

Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt (Article Fourteen).

MODIFICATION OF THE SENIOR INDENTURE

  Modifications and amendments of the Senior Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Senior Debt Securities affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (2) reduce the principal amount of or interest on any Debt Security;
(3) change certain other terms of payment of any Debt Security; or (4) reduce the percentage of the principal amount of the Outstanding Debt Security of any series, the consent of whose Holders is required to modify or amend the Senior Indenture or waive compliance with, or consent to certain defaults under, the provisions of the Senior Indenture (Section 902). The Board of Directors of the Company does not have the power to waive any of the covenants of the Senior Indenture, including those relating to consolidation, merger or sale of assets.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The following will be Events of Default with respect to any particular series of the Senior Debt Securities: (1) default in any payment of interest on such series when due continued for 30 days; (2) default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due; (3) default in the performance, or breach, of any covenant or warranty of the Company applicable to such series continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; (4) default shall occur resulting in the acceleration of any indebtedness of the Company for money borrowed in excess of $50,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; and (5) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section
501). No Event of Default with respect to a particular series of Senior Debt Securities necessarily constitutes an Event of Default with respect to any other series of Senior Debt Securities. (Section 501)

  The Trustee shall, within 90 days after the occurrence of any default with respect to any series of the Senior Debt Securities, give to the Holders thereof notice of such default known to the Trustee, unless such default shall have been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of or interest on any of such Senior Debt Securities, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders thereof (Section 602).

  The Company will be required to furnish to the Trustee each year a statement as to the fulfillment by the Company of its obligations under the Senior Indenture (Section 1004).

  The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may, in respect thereof, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or with the Senior Indenture (Sections 512, 513). The Senior Indenture provides that in case an Event of Default shall occur and be continuing with respect to any series of the Senior Debt Securities, the Trustee will be required to exercise any of its rights and powers under the Senior Indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the direction of any of the Holders of such Senior Debt Securities unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in complying with such direction (Section 603).

  If an Event of Default shall occur and be continuing with respect to the Senior Debt Securities of any series, the Trustee or the Holders of at least 25% in principal amount of such series may declare such series due and payable (Section 502).

  The Senior Indenture provides that no Holder of Senior Debt Securities of any series may institute any action against the Company under the Senior Indenture (except actions for payment of overdue principal or interest) unless the Holders of at least 25% in principal amount of such series have requested the Trustee to institute such action and have offered the Trustee reasonable indemnity, and the Trustee has not instituted such action within 60 days of such request (Section 507).

CONSOLIDATION, MERGER OR SALE OF ASSETS OF THE COMPANY

  The Company shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Senior Debt Securities, if any, issued under the Senior Indenture and the performance of every covenant of the Senior Indenture on the part of the Company to be performed and (2) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made, shall succeed to, and be substituted for, the Company under the Senior Indenture (Sections 801, 802).

  Other than the covenants described above, or as set forth in any accompanying Prospectus Supplement, the Senior Indenture and the Senior Debt Securities do not contain any covenants or other provisions designed to afford holders of the Senior Debt Securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving the Company.

CONCERNING THE TRUSTEE

  The Company and the Trustee may from time to time engage in normal and customary banking transactions.

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

  The Subordinated Debt Securities are to be issued under an Indenture dated as of December 1, 1985, between the Company and Chemical Bank, as trustee (the "Trustee"), as supplemented by a supplemental indenture, dated as of March 30, 1993 (as supplemented, the "Subordinated Indenture"), a copy of the form of which has been filed as an exhibit to the Registration Statement. The Company believes that the following summary of certain provisions of the Subordinated Indenture is a complete discussion of all material terms necessary to understand the Subordinated Indenture. Capitalized terms not otherwise defined under the heading "Description of Subordinated Debt Securities" have the meanings given to them in the Subordinated Indenture.

GENERAL

  The Subordinated Debt Securities will rank equally with all other unsecured and subordinated debt of the Company except for debt which may be subordinated to Senior Indebtedness but which by its terms is made expressly senior to the Subordinated Debt Securities. As of September 30, 1996, approximately $1,171 million aggregate principal amount of existing debt of the Company would rank senior to the Subordinated Debt Securities. The Subordinated Indenture does not limit the amount of debt, either secured or unsecured, which may be issued by the Company under the Subordinated Indenture or otherwise. The Subordinated Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Subordinated Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

  Since the Company is a holding company, the rights of the Company, and hence the rights of creditors and shareholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

  Reference is made to the Prospectus Supplement for the following terms of the offered Subordinated Debt Securities (to the extent such terms are applicable to such Subordinated Debt Securities): (i) designation, aggregate principal amount, denomination and currency or currency unit; (ii) date of maturity; (iii) currency, currencies or ECU's for which such Subordinated Debt Securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable; (iv) interest rate or rates (or the manner of calculation thereof), if any; (v) the times at which any such interest will be payable; (vi) the place or places where the principal of and interest, if any, will be payable; (vii) any redemption or sinking fund provisions; (viii) whether such Subordinated Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of certificates in bearer form; (ix) whether and under what circumstances the Company will pay additional amounts on such Subordinated Debt Securities held by a person who is not a U.S. person (as defined below) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Subordinated Debt Securities rather than pay such additional amounts; (x) federal income tax consequences; (xi) whether and under what circumstances the Company will issue the Subordinated Debt Securities in whole or in part as Global Securities; and (xii) any other specific terms of the offered Subordinated Debt Securities, including any terms which may be required by or advisable under United States laws or regulations. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States of America, its territories, possessions and all areas subject to its jurisdiction (the "United States"), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income tax regardless of its source.

  Subordinated Debt Securities may be presented for exchange, and registered Subordinated Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the Subordinated Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Subordinated Indenture. Subordinated Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

GLOBAL SECURITIES

  The Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Subordinated Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Subordinated Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Subordinated Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Subordinated Debt Securities or by the Company if such Subordinated Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of person who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Subordinated Debt Securities represented by such Global Security for all purposes under the Subordinated Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Subordinated Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Subordinated Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Subordinated Indenture.

  Payments of principal of and any premium and any interest on individual Subordinated Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Subordinated Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Subordinated Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depository for a series of Subordinated Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Subordinated Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Subordinated Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

  If a Depository for a series of Subordinated Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Subordinated Debt Securities of such series in exchange for the Global Security representing such series of Subordinated Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Subordinated Debt Securities, determine not to have any Subordinated Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Subordinated Debt Securities of such series in exchange for the Global Security or Securities representing such series of Subordinated Debt Securities. Individual Subordinated Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

DEFEASANCE

  At the Company's option, either (a) the Company will be Discharged (as hereinafter defined) from any and all obligations in respect of any series of Subordinated Debt Securities or (b) the Company shall cease to be under any obligation to comply with the restriction on its ability to merge, consolidate or sell assets set forth in the Subordinated Indenture, in either case if it deposits irrevocably with the Trustee, in trust, specifically for the benefit of the Holders of such series, money or U.S. Government Obligations (as hereinafter defined) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of, and interest on, the Subordinated Debt Securities of such series on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. To exercise such option, the Company is required to deliver to the Trustee an opinion of nationally recognized tax counsel to the effect that Holders of the Subordinated Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

  The term "Discharged" is defined to mean that the Company is deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Subordinated Debt Securities of such series and to have satisfied all the obligations under the Subordinated Indenture relating to the Subordinated Debt Securities of such series, except for (A) the rights of Holders of the Subordinated Debt Securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the Subordinated Debt Securities of such series when such payments are due,
(B) the Company's obligations with respect to the Subordinated Debt Securities of such series with respect to registration, transfer, exchange, maintenance of a paying office and holding money in trust and (C) the rights, powers, trusts, duties and immunities of the Trustee under the Subordinated Indenture.

  The term "U.S. Government Obligations" is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt (Article Fifteen).

MODIFICATION OF THE SUBORDINATED INDENTURE

  Modifications and amendments of the Subordinated Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Subordinated Debt Securities affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Subordinated Debt Security affected thereby: (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (2) reduce the principal amount of or interest on any Debt Security; (3) change certain other terms of payment of any Debt Security; or (4) reduce the percentage of the principal amount of the Outstanding Debt Security of any series, the consent of whose Holders is required to modify or amend the Subordinated Indenture or waive compliance with, or consent to certain defaults under, the provisions of the Subordinated Indenture (Section
902). The Board of Directors of the Company does not have the power to waive any of the covenants of the Subordinated Indenture, including those relating to consolidation, merger or sale of assets.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The following will be Events of Default with respect to any particular series of the Subordinated Debt Securities: (1) default in any payment of interest on such series when due continued for 30 days; (2) default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due; (3) default in the performance, or breach, of any covenant or warranty of the Company applicable to such series continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; (4) default shall occur resulting in the acceleration of any indebtedness of the Company for money borrowed in excess of $50,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; and
(5) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section 501). No Event of Default with respect to a particular series of Subordinated Debt Securities necessarily constitutes an Event of Default with respect to any other series of Subordinated Debt Securities (Section 501).

  The Trustee shall, within 90 days after the occurrence of any default with respect to any series of the Subordinated Debt Securities, give to the Holders thereof notice of such default known to the Trustee, unless such default shall have been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of or interest on any of such Subordinated Debt Securities, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders thereof (Section 602).

  The Company will be required to furnish to the Trustee each year a statement as to the fulfillment by the Company of its obligations under the Subordinated Indenture (Section 1004).

  The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series may, in respect thereof, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or with the Subordinated Indenture (Sections 512, 513). The Subordinated Indenture provides that in case an Event of Default shall occur and be continuing with respect to any series of the Subordinated Debt Securities, the Trustee will be required to exercise any of its rights and powers under the Subordinated Indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the direction of any of the Holders of such Subordinated Debt Securities unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in complying with such direction (Section 603).

  If an Event of Default shall occur and be continuing with respect to the Subordinated Debt Securities of any series, the Trustee or the Holders of at least 25% in principal amount of such series may declare such series due and payable (Section 502).

  The Subordinated Indenture provides that no Holder of Subordinated Debt Securities of any series may institute any action against the Company under the Subordinated Indenture (except actions for payment of overdue principal or interest) unless the Holders of at least 25% in principal amount of such series have requested the Trustee to institute such action and have offered the Trustee reasonable indemnity, and the Trustee has not instituted such action within 60 days of such request (Section 507).

CONSOLIDATION, MERGER OR SALE OF ASSETS OF THE COMPANY

  The Company shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Subordinated Debt Securities, if any, issued under the Subordinated Indenture and the performance of every covenant of the Subordinated Indenture on the part of the Company to be performed and
(2) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which the Company is merged or to which, such sale is made, shall succeed to, and be substituted for, the Company under the Subordinated Indenture (Sections 801, 802).

  Other than the covenants described above, or as set forth in any accompanying Prospectus Supplement, the Subordinated Indenture and the Subordinated Debt Securities do not contain any covenants or other provisions designed to afford holders of the Subordinated Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving the Company.

SUBORDINATION

  The indebtedness represented by the Subordinated Debt Securities is subordinated in right of payment to existing and future Senior Indebtedness, as described in the Subordinated Indenture and any accompanying Prospectus Supplement (Section 1301). The term "Senior Indebtedness" means (i) all indebtedness for money borrowed incurred by the Company, unless the terms of the instrument or instruments by which such indebtedness is incurred or created expressly provide that such indebtedness is subordinate to, or pari passu with, the Subordinated Debt Securities or that such indebtedness is not superior in right of payment to the Subordinated Debt Securities, (ii) any other indebtedness, obligation or liability incurred by the Company (including any guaranty, endorsement or other contingent obligation of the Company in respect of, or to purchase, or otherwise acquire, any obligation of another), direct or indirect, absolute or contingent, or matured or unmatured, which is specifically designated by the Company as Senior Indebtedness in the instruments evidencing said indebtedness, obligation or liability at the time of the issuance or incurrence thereof, or (iii) any deferral, renewal or extension of any of the foregoing.

  By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of Subordinated Debt Securities will be required to pay over their share of such distribution in respect of the Subordinated Debt Securities to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness any may recover more, ratably, than holders of Subordinated Debt Securities (Section 1301). See "Capitalization."

CONCERNING THE TRUSTEE

  The Company and the Trustee may from time to time engage in normal and customary banking transactions.

                        DESCRIPTION OF PREFERRED STOCK

  The Company is authorized to issue up to 100,000,000 shares of Preferred Stock, par value $0.10 per share, in one or more series. All shares of Preferred Stock, irrespective of series, constitute one and the same class. The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

GENERAL

  The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of Preferred Stock. The terms of a particular series of Preferred Stock may differ, among other things, in (1) the designation and number of shares comprising such series; (2) the dividends, if any, which shall be payable on the shares of such series and any preferences and other terms and conditions applicable thereto; (3) any rights and preferences of the holders of the shares of such series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, the Company; (4) the full, limited or special voting rights, if any, of the shares of such series, in addition to voting rights provided by law, and the terms and conditions applicable thereto; (5) any provision with respect to the conversion of the shares of such series into, or the exchange of such shares for, shares of any other class or classes, or of any other series of any class, of the capital stock of the Company and/or any other property or cash, and the terms and conditions applicable to any such conversion or exchange; (6) any provision with respect to the redemption, purchase, or retirement of such shares and the terms and conditions applicable thereto; (7) any provision with respect to the issuance of additional shares of such series or of any other class or series on a parity with or superior to the shares of such series; and (8) any other relative, participating, optional or special powers, preferences, or rights of, and any other qualifications, limitations, or restrictions with respect to, the shares of such series as the Board of Directors may deem advisable. Unless otherwise specifically set forth in the Prospectus Supplement relating to a series of Preferred Stock, all shares of Preferred Stock shall be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the Preferred Stock shall share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all Preferred Stock, then such assets shall be distributed among the holders ratably.

  Since the Company is a holding company, the right of the Company, and hence the right of creditors and shareholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

  The description of certain provisions of the Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate of Incorporation and the Certificate of Designations that relates to a particular series of Preferred Stock which will be filed with the Commission at or prior to the time of the sale of the related Preferred Stock.

DIVIDEND RIGHTS

  Except as may be set forth in the Prospectus Supplement relating to a series of Preferred Stock, the holders of Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the Prospectus Supplement relating to a particular series of Preferred Stock, and no more, payable quarterly. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends payable on the Preferred Stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360 day year and for a period of a full calendar quarter, will be computed on the basis of a 360 day year consisting of twelve 30 day months. Except as may be set forth in the Prospectus Supplement relating to a series of Preferred Stock, such dividends shall be payable from, and shall be cumulative from, the date of original issue of each share, so that if in any quarterly dividend period (being the period between such dividend payment dates) dividends at the rate or rates as described in the Prospectus Supplement relating to such series of Preferred Stock shall not have been declared and paid or set apart for payment on all outstanding shares of Preferred Stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency shall be declared and fully paid or set apart for payment, but without interest, before any dividends shall be declared or paid or set apart for payment on the Common Stock by the Company. After payment in full of all dividend arrearages on the Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

REDEMPTION

  The Company will have such rights, if any, to redeem shares of Preferred Stock, and the holders of Preferred Stock will have such rights, if any, to cause the Company to redeem shares of Preferred Stock, as may be set forth in the Prospectus Supplement relating to a series of Preferred Stock.

CONVERSION OR EXCHANGE

  The holders of Preferred Stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of the capital stock of the Company and/or any other property or cash, as may be set forth in the Prospectus Supplement relating to a series of Preferred Stock.

VOTING RIGHTS

  The holders of Preferred Stock will have such voting rights, if any, as may be set forth in the Prospectus Supplement relating to a series of Preferred Stock.

  The holders of the outstanding shares of a series of Preferred Stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the Restated Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such series of Preferred Stock, increase or decrease the par value of the shares of such series of Preferred Stock, or alter or change the powers, preferences, or special rights of the shares of such series of Preferred Stock so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of Preferred Stock so as to affect them adversely, but shall not so affect the entire series, then only the shares of the series so affected by the amendment shall be considered a separate series for purposes of this paragraph. The number of authorized shares of any such series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote irrespective of the previous two sentences, if so provided in the Restated Certificate of Incorporation, in any amendment thereto which created such series of Preferred Stock or which was adopted prior to the issuance of any shares of such series of Preferred Stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such series of Preferred Stock. This paragraph reflects legal requirements under current Delaware law and is subject to any amendments to such law.

  The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Preferred Stock.

LIQUIDATION RIGHTS

  Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock will have such preferences and priorities, if any, with respect to distribution of the assets of the Company or the proceeds thereof as may be set forth in the Prospectus Supplement relating to a series of Preferred Stock.

MISCELLANEOUS

  The transfer agent, dividend disbursing agent and registrar for the Preferred Stock issued in connection with this Prospectus will be as set forth in the Prospectus Supplement. The holders of Preferred Stock, including any Preferred Stock issued in connection with this Prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of the Company. When issued, the Preferred Stock will be fully paid and nonassessable. The Certificate of Designations setting forth the provisions of each series of Preferred Stock will become effective after the date of this Prospectus but on or before issuance of the related series of Preferred Stock.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities: (i) through underwriters or dealers;
(ii) through agents; (iii) directly to one or more purchasers; or (iv) through a combination of any such method of sale. The Prospectus Supplement with respect to the Securities offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers and any securities exchanges on which such Securities may be listed.

  If underwriters or dealers are used in the sale, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent (or the method by which such commissions can be determined) will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

  Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

  There is currently no market for any of the Securities. If the Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform the Company that it intended to make a market in the Securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the Securities. The Company does not intend to apply for listing of the Securities on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system.

                                LEGAL OPINIONS

  The validity of the Securities offered hereby will be passed upon for the Company by Barry Hirsch, Esq., Senior Vice President, Corporate Secretary and General Counsel of the Company, and for the underwriters by Mayer, Brown & Platt, New York, New York. Mayer, Brown & Platt also represents, from time to time, CNA.

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

The Company................................................................  S-2
Recent Developments........................................................  S-2
Risk Factors...............................................................  S-2
Use of Proceeds............................................................  S-7
Computation of Ratio of Earnings to Fixed Charges..........................  S-8
Capitalization.............................................................  S-9
Description of the Notes................................................... S-10
Underwriting............................................................... S-11
Legal Opinions............................................................. S-12
Experts.................................................................... S-12

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by
 Reference.................................................................    2
Loews Corporation..........................................................    3
Use of Proceeds............................................................    4
Description of Senior Debt Securities......................................    4
Description of Subordinated Debt Securities................................    8
Description of Preferred Stock.............................................   14
Plan of Distribution.......................................................   16
Legal Opinions.............................................................   17
Experts....................................................................   17

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                                 $300,000,000

                               LOEWS CORPORATION

                         6 3/4% SENIOR NOTES DUE 2006

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              MERRILL LYNCH & CO.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                               DECEMBER 4, 1996

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